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                                                                    EXHIBIT 10.1


                                (WCO LETTERHEAD)



FOR IMMEDIATE RELEASE                        CONTACT:
                                             Investor Relations: Mark E. Patten
August 20, 2001                              Mark@wconet.com
                                             (407) 240-8999 ext. 222


                 WCO ANNOUNCES FILING FOR BANKRUPTCY PROTECTION
                                UNDER CHAPTER 11

(Orlando, FL) August 20, 2001 - World Commerce Online, Inc. (OTCBB: WCOL), a leading provider in web-enabled technology business solutions for the global perishable and consumer packaged goods industries, filed today for protection under Chapter 11 of the Bankruptcy Code.

The Company has not attained sufficient cash flow from operations to fund the on-going business and additional bridge loan financing that heretofore had been secured during the latter half of 2000 and the first seven months of 2001 was not available. Consequently, the Company was not able to fund the current operating costs of the business or meet the near term obligations of existing unsecured creditors.

Joseph H. Dugan, President and Chief Executive Officer of WCO, said, " the decision to file for Chapter 11 was made after long and careful deliberation. The decision is designed to preserve the value of WCO's assets for its secured and unsecured creditors and provide WCO with the ability to achieve its business objectives and thereby allow for full or partial repayment of WCO's legitimate obligations."


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WCO will manage its operations as a debtor-in-possession and it hopes to present a viable reorganization and restructure plan by early fall of 2001. WCO will continue to operate while seeking to complete debtor-in-possession financing. It is the goal of WCO to emerge from Chapter 11 as a financially stable and operationally sound organization.

ABOUT WCO

Founded in 1994, WCO (OTCBB: WCOL - news) is a technology company that enables businesses in the perishable products industries, consumer packaged goods industry and beyond with supply chain e-commerce business solutions. With its Licensed and Hosted solutions, WCO provides its customers with access to global markets while providing maximum security and data integrity and complete control over sensitive business information. WCO's FreshPlex Technologies(TM) currently powers Private and Branded Trading Solutions in the global perishable products consumer package goods industries. WCO is headquartered in Orlando, Florida. For more information about WCO and its e-commerce business solutions, visit our corporate web site: www.wconet.com.

This release is intended as a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to (i) The ability to provide e-commerce technology in the future, (ii) Unexpected changes in the e-commerce/internet market, (iii) The success of the Company's expansion and sales and marketing strategies (iv) Competition within the e-commerce internet market (v) The ability of the Company to continue to finance its long-term strategy and expansion (vi) The ability of the Company to motivate and retain the services of its key personnel and hire additional qualified personnel to meet evolving staffing needs.